Exhibit 99.1

Heartflow Reports Second Quarter 2026 Financial Results and Raises Full Year 2026 Guidance

SAN FRANCISCO — August 13, 2026 – Heartflow, Inc. (Heartflow) (Nasdaq: HTFL), the leader in AI technology for diagnosing coronary artery disease (CAD), today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•	Total revenue of $64.1 million, a 48% increase year-over-year
•	Gross margin of 83.0%, non-GAAP gross margin of 83.3%
•	Net operating loss of $17.9 million; non-GAAP net operating loss of $7.9 million

2026 Annual Guidance

•

Total revenue of $246 million to $250 million (approximately 40% to 42% growth year-over-year), compared to previous guidance of $228 million to $232 million (approximately 29% to 32% growth year-over-year)

•	Non-GAAP gross margin of approximately 82%, compared to previous guidance of approximately 81%

"The second quarter reflects the growing strength of Heartflow's category leadership and unique AI technology platform for identifying, diagnosing, managing and treating coronary artery disease," said John Farquhar, President and CEO of Heartflow. "The CCTA market for detecting CAD continues to grow rapidly and remains significantly under-penetrated, providing a strong backdrop for continued growth. Our FFRCT business remains strong and durable, while Plaque is rapidly emerging as a meaningful second growth engine — helping us win new accounts, deepen physician utilization and expand the value of the Heartflow platform for our customers. At the same time, record gross margin and improving operating leverage demonstrate the increasing scalability of our model, giving us greater confidence in long-term, profitable growth."

Second Quarter 2026 Financial Results

Total revenue was $64.1 million, a 48% increase year-over-year. U.S. revenue was $59.6 million, a 51% increase year-over-year. International and other revenue was $4.5 million, a 12% increase year-over-year. The year-over-year increase in total global revenue was primarily attributable to an increase in total U.S. FFRCT revenue case volume and an increase in total U.S. Plaque revenue case volume.

Gross profit was $53.2 million, compared to $32.8 million in the prior year period. Non-GAAP gross profit was $53.4 million, compared to $32.8 million in the prior year period.

Gross margin was 83.0%, compared to 75.5% in the prior year period. Non-GAAP gross margin was 83.3%, compared to 75.6% in the prior year period. The year-over-year gross margin expansion was primarily attributable to an increase in total revenue case volume, an increase in total U.S. Plaque revenue case volume, and improved production team productivity driven by AI efficiency initiatives, partially offset by the hiring and training of production team personnel.

Total operating expenses were $71.1 million, or 111% of total revenue, compared to $46.5 million, or 107% of total revenue, in the prior year period. Non-GAAP total operating expenses were $61.3 million, or 96% of total revenue, compared to $44.3 million, or 102% of total revenue, in the prior year period. The year-over-year operating expense increase was primarily attributable to increased investment in sales personnel and related expenses, as well as increased investments in technology and clinical research.

Net operating loss was $17.9 million, compared to $13.7 million in the prior year period. Non-GAAP net operating loss was $7.9 million, compared to $11.5 million in the prior year period.

Net loss was $15.7 million, or ($0.18) net loss per share, compared to $9.2 million, or ($1.46) net loss per share, in the prior year period. Non-GAAP net loss was $5.8 million, or ($0.07) non-GAAP net loss per share, compared to $17.6 million, or ($2.79) non-GAAP net loss per share, in the prior year period.

Adjusted EBITDA was ($6.7) million, compared to ($10.1) million in the prior year period.

Cash, cash equivalents and investments totaled $246.8 million as of June 30, 2026.

For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Measures,” “Heartflow GAAP to Non-GAAP Reconciliations” and “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below.

Webcast and Conference Call Details

Heartflow will host a conference call today, August  13, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its second quarter 2026 financial results. Those interested in listening to the conference call should register online using this link. Once registered, participants will receive dial-in numbers and a unique PIN to join the call. Participants are encouraged to register more than 15 minutes prior to the start of the call. A live and archived webcast of the event will also be available on the “Investor Relations” section of the Heartflow website at https://ir.heartflow.com/. The archived version will be available for 12 months following completion of the live call.

About Heartflow’s Technology and Research

Heartflow’s technology is redefining precision cardiovascular care through clinically-proven AI and the world’s largest coronary imaging dataset. Heartflow has been adopted by more than 1,800 institutions globally and continues to strengthen its commercial presence to make this cutting-edge solution more widely available to an increasingly diverse patient population. Backed by American College of Cardiology and American Heart Association (ACC/AHA) guidelines and supported by more than 625 peer-reviewed publications, Heartflow has redefined how clinicians manage care for more than 750,000 patients worldwide.1 Key benefits include:

•	Unmatched Proprietary data pipeline: Built from the world’s largest database of more than 200 million annotated CTA images, Heartflow’s data foundation powers advanced AI models that deliver highly accurate, reproducible insights across diverse patient populations.
•

Extensive clinical and real-world validation: Heartflow’s AI-driven solutions have been validated through clinical evidence in over 200 studies assessing over 365,000 patients. Heartflow is the only AI platform prospectively validated against invasive gold standards and demonstrated through real-world evidence to improve patient outcomes.2,3,4,5 Proven in real-world practice with reproducibility and accuracy, Heartflow’s coronary CTA image acceptance rates exceed 97%.

•	Seamless clinical integration via upgraded workflow: Heartflow delivers final quality-reviewed analyses instantly upon order, enabling clinicians to move from diagnosis to decision without delay.
•	Quality system, global security and patient-data integrity compliance: Heartflow meets or exceeds leading international standards, including HITRUST, SOC 2 Type 2, ISO 13485, and ISO 27001.

About Heartflow, Inc.

Heartflow is transforming coronary artery disease from the world’s leading cause of death into a condition that can be detected early, diagnosed accurately, and managed for life. The Heartflow One platform uses AI to turn coronary CTA images into personalized 3D models of the heart, providing clinically meaningful, actionable insights into plaque location, volume, and composition and its effect on blood flow — all without invasive procedures. Discover how we’re shaping the future of cardiovascular care at heartflow.com.

Use of Non-GAAP Measures

To supplement its consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP gross profit and non-GAAP gross margin, non-GAAP total operating expenses, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP net operating loss, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and Adjusted EBITDA (collectively, the “Non-GAAP Measures”) in this press release. As used by the Company, these measures are adjusted to exclude stock-based compensation expense from the comparable GAAP financial measure. Non-GAAP net loss and non-GAAP net loss per share, basic and diluted, are also adjusted for change in fair value of common stock warrant liability, change in fair value of derivative liability, certain litigation expenses and asset impairment charge. In addition, Adjusted EBITDA is calculated by adding back to net loss or excluding, as appropriate, interest income and expense, provision for income taxes, certain litigation expenses, and charges for depreciation and amortization and is further adjusted by adding back in or excluding, stock-based compensation and, as appropriate, other income and expense items that are not reflective of the Company’s underlying continuing operating performance. Reconciliations of the Non-GAAP Measures to their most directly comparable GAAP financial measures are provided in the financial statement tables included at the end of this press release, and investors are encouraged to review the reconciliations. The Company believes the presentation of the Non-GAAP Measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors as it provides visibility to the Company’s underlying continuing operating performance from period to period by excluding the impact of stock-based compensation and certain other items that are not reflective of the Company’s ongoing operations. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions used in those determinations, and the volatility in valuations that can be driven by market conditions outside the Company’s control, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of our business over time and compare it against our peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results. With respect to the presentation of Adjusted EBITDA, the Company believes it is a useful measure to evaluate the Company’s operating performance and it is used by the Company to evaluate ongoing operations and for planning and forecasting purposes. Adjusted EBITDA is also a measure frequently used by analysts, investors and other interested parties to evaluate companies in our same industry.

The Company’s definition of the Non-GAAP Measures may differ from similarly titled measures used by others. The Non-GAAP Measures should be considered only as a supplement to, and not as a substitute for, or superior to, their most directly comparable GAAP financial measures. Because the Non-GAAP Measures exclude the effect of items that increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the reconciliations to the most comparable GAAP financial measures at the end of this press release and, when they become available, the Company’s consolidated financial statements and publicly filed Securities and Exchange Commission (“SEC”) reports in their entirety.

The Company is not able to provide a reconciliation without unreasonable efforts of its forward-looking guidance related to non-GAAP gross margin to the most directly comparable GAAP financial measure due to the unknown effect of stock-based compensation that is material to the comparable GAAP financial measure.

Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, market conditions, expected market growth and financial guidance, are forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: we may not be able to achieve or sustain profitability; our dependence on the success of our two products, Heartflow FFRCT Analysis and Heartflow Plaque Analysis, healthcare providers may be unwilling to change their standard practice regarding the evaluation of coronary artery disease; adoption of the Heartflow Platform by healthcare providers may be negatively impacted if third-party payors, including government payors, do not cover or provide adequate reimbursement; the concentration of our customer base; the significant competition we face in an environment of rapid technological change; the commercialization of Heartflow Plaque Analysis is nascent; risks associated with our use and development of AI models; risks related to failing to properly manage our future growth; disruption by catastrophic events; risks associated with our dependence on our information technology systems; security breaches that we cannot anticipate or successfully defend; extensive regulatory requirements we face to bring our products to market; and third parties could develop and commercialize technology and products similar or identical to ours. For a more extensive description of these and other risks and uncertainties that could materially affect our results, you should read our filings with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as such filings may be amended, supplemented or superseded from time to time by other reports Heartflow files with the SEC. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and we undertake no obligation to update the forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Investor Contact

Nick Laudico

nlaudico@heartflow.com

Media Contact

Elliot Levy

elevy@heartflow.com

_________________________

1 Gulati, et al. 2021 AHA/ACC/ASE/CHEST/SAEM/SCCT/SCMR Guideline for the Evaluation & Diagnosis of Chest Pain. J Am Coll Cardiol

2    Narula, et al. EHJ CVI 2024

3    Danad, et al. JAMA Cardiol 2017

4    Fairbairn et al. Coronary CT Angiography Plaque as a Predictor of Death, Cardiovascular Death and Myocardial Infarction. Presented at AHA 2025. (Real-world study with n=7,899 patients, higher TPV results in increased cardiovascular death and MI)

5    Madsen KT, et al. ADVANCE-DK 7-year. Presented at TCT Scientific Sessions 2024 (n=900 patients determined a 2.5x increase in cardiovascular events or deaths at 7 years)

Heartflow, Inc.

Consolidated Statements of Operations Data

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenue	$64,082	$43,424	$116,669	$80,629
Cost of revenue	10,892	10,646	21,315	19,910
Gross profit	53,190	32,778	95,354	60,719
Operating Expenses:
Research and development	26,261	15,032	47,881	28,956
Selling, general and administrative	44,829	31,461	87,395	62,980
Asset impairment charge	-	-	7,482	-
Total operating expenses	71,090	46,493	142,758	91,936
Loss from operations	(17,900)	(13,715)	(47,404)	(31,217)
Interest income	2,305	635	4,769	1,178
Interest expense	-	(6,621)	(3)	(11,714)
Change in fair value of common stock warrant liability	-	(863)	-	(2,469)
Change in fair value of derivative liability	-	11,538	-	2,493
Other income (expense), net	(126)	(111)	(440)	247
Loss before provision for income taxes	(15,721)	(9,137)	(43,078)	(41,482)
Provision for income taxes	(22)	(59)	(45)	(59)
Net loss	$(15,743)	$(9,196)	$(43,123)	$(41,541)
Comprehensive loss:
Net loss	$(15,743)	$(9,196)	$(43,123)	$(41,541)
Other comprehensive loss:
Foreign currency translation gain (loss)	(9)	291	253	55
Unrealized loss on investments, net	(204)	-	(726)	-
Total other comprehensive loss	(213)	291	(473)	55
Total comprehensive loss	$(15,956)	$(8,905)	$(43,596)	$(41,486)

Net loss per share, basic and diluted	$(0.18)	$(1.46)	$(0.50)	$(6.66)
Weighted-average shares used to compute net loss per share, basic and diluted	86,398,778	6,316,315	86,021,323	6,240,885

Heartflow, Inc.

Consolidated Balance Sheets Data

(unaudited, in thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$34,362	$44,776
Short-term investments	128,189	132,010
Accounts receivable, net	42,761	29,343
Prepaid expenses and other current assets	18,657	14,075
Total current assets	223,969	220,204
Long-term investments	84,289	103,365
Property and equipment, net	9,646	8,587
Operating lease right-of-use assets	15,236	17,488
Restricted cash, non-current	4,702	4,709
Other non-current assets	6,621	5,099
Total assets	$344,463	$359,452

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,937	$3,169
Accrued expenses and other current liabilities	32,367	33,279
Operating lease liabilities, current portion	6,784	5,922
Total current liabilities	44,088	42,370
Operating lease liabilities, non-current portion	20,343	16,132
Other non-current liabilities	305	303
Total liabilities	64,736	58,805
Stockholders’ equity
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	87	85
Additional paid-in capital	1,411,411	1,388,737
Accumulated other comprehensive loss	(898)	(425)
Accumulated deficit	(1,130,873)	(1,087,750)
Total stockholders’ equity	279,727	300,647
Total liabilities and stockholders’ equity	$344,463	$359,452

Heartflow, Inc.

GAAP to Non-GAAP Reconciliations

(unaudited, in thousands except for per share amounts and percentage data)

	Three Months Ended June 30, 2026				Three Months Ended June 30, 2025
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$53,190	$173	(a)	$53,363	$32,778	$45	(a)	$32,823
Gross margin	83.0%	0.3%		83.3%	75.5%	0.1%		75.6%

Operating Expenses:
Research and development	$26,261	$(2,732)	(a)	$23,529	$15,032	$(381)	(a)	$14,651
Selling, general and administrative	$44,829	$(7,071)	(b)	$37,758	$31,461	$(1,827)	(a)	$29,634
Total operating expenses	$71,090	$(9,803)		$61,287	$46,493	$(2,208)		$44,285

Loss from operations	$(17,900)	$9,976		$(7,924)	$(13,715)	$2,253		$(11,462)

Net loss	$(15,743)	$9,976	(c)	$(5,767)	$(9,196)	$(8,422)	(d)	$(17,618)
Net loss per share, basic and diluted	$(0.18)	$0.11		$(0.07)	$(1.46)	$(1.33)		$(2.79)

(a)Represents adjustments related to stock-based compensation expense

(b)Represents adjustments for: (i) stock-based compensation expense of $5.0 million; and (ii) certain litigation expenses of $2.1 million

(c)Represents adjustments for: (i) stock-based compensation expense of $7.9 million; and (ii) certain litigation expenses of $2.1 million

(d)    Represents adjustments for: (i) stock-based compensation expense of $2.3 million; (ii) change in fair value of common stock warrant liability of $0.9 million; and (iii) change in fair value of derivative liability of $11.5 million

	Six Months Ended June 30, 2026				Six Months Ended June 30, 2025
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$95,354	$340	(a)	$95,694	$60,719	$102	(a)	$60,821
Gross margin	81.7%	0.3%		82.0%	75.3%	0.1%		75.4%

Operating Expenses:
Research and development	$47,881	$(4,871)	(a)	$43,010	$28,956	$(928)	(a)	$28,028
Selling, general and administrative	$87,395	$(11,736)	(b)	$75,659	$62,980	$(3,715)	(a)	$59,265
Asset impairment charge	$7,482	$(7,482)		$-	$-	$-		$-
Total operating expenses	$142,758	$(24,089)		$118,669	$91,936	$(4,643)		$87,293

Loss from operations	$(47,404)	$24,429		$(22,975)	$(31,217)	$4,745		$(26,472)

Net loss	$(43,123)	$24,429	(c)	$(18,694)	$(41,541)	$4,721	(d)	$(36,820)
Net loss per share, basic and diluted	$(0.50)	$0.28		$(0.22)	$(6.66)	$0.76		$(5.90)

(a)Represents adjustments related to stock-based compensation expense

(b)Represents adjustments for: (i) stock-based compensation expense of $9.3 million; (ii) certain litigation expenses of $2.5 million; and (iii) asset impairment charge of $7.5 million

(c)Represents adjustments for: (i) stock-based compensation expense of $14.5 million; (ii) certain litigation expenses of $2.5 million; and (iii) asset impairment charge of $7.5 million

(d)    Represents adjustments for: (i) stock-based compensation expense of $4.7 million; (ii) change in fair value of common stock warrant liability of $2.5 million; and (iii) change in fair value of derivative liability of $2.5 million

Heartflow, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

GAAP net loss	$(15,743)	$(9,196)	$(43,123)	$(41,541)
Non-GAAP adjustments:
Interest (income) expense, net	(2,305)	5,986	(4,766)	10,536
Asset impairment charge	-	-	7,482	-
Change in fair value of common stock warrant liability	-	863	-	2,469
Change in fair value of derivative liability	-	(11,538)	-	(2,493)
Other (income) expense, net	126	111	440	(247)
Provision for income taxes	22	59	45	59
Certain litigation expenses	2,064	-	2,481	-
Depreciation and amortization	1,220	1,395	2,643	2,767
Stock-based compensation expense	7,912	2,253	14,466	4,745
Adjusted EBITDA	$(6,704)	$(10,067)	$(20,332)	$(23,705)